UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2019

Millendo Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 North Main Street, Suite 100 Ann Arbor, Michigan	48104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 845-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation for Principal Executive Officer, Principal Accounting Officer and Name Executive Officers

At a meeting on January 15, 2019, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Millendo Therapeutics, Inc. (together with its subsidiaries, the “Company”) approved the following compensation for the Company’s principal executive officer, principal accounting officer and named executive officers, effective January 1, 2019.

Name and Title	2019 Base Salary (Effective January 1, 2019) ($)	Number of Securities Underlying Options Granted on January 15, 2019 (1) (#)		2018 Non-Equity Incentive Plan Compensation (3) ($)		2019 Target Non-Equity Incentive Plan Compensation (5) ($)
Julia C. Owens, Ph.D. President and Chief Executive Officer	$478,900	173,993	(2)	$179,529		$239,450
Pharis Mohideen, MD Chief Medical Officer	388,800	64,000		106,788		155,520
Jeffery M. Brinza, Chief Administrative Officer and General Counsel	346,300	56,000		89,508		138,520
Louis Arcudi III, Chief Financial Officer	350,000	50,000		18,486	(4)	140,000

(1) Except as noted below, all grants were made under the Company’s 2012 Stock Incentive Plan.

(2) 66,666 options were granted under the Company’s 2012 Stock Incentive Plan. The remaining 107,327 options were granted under the Private Millendo (as defined below) 2012 Equity Incentive Plan.

(3) Drs. Owens and Mohideen, Mr. Brinza and Mr. Arcudi were eligible to participate in the 2018 bonus plan for the private company then known as Millendo Therapeutics, Inc., which the Company merged with on December 7, 2018 (“Private Millendo”). The bonus plan was designed to motivate and reward executives for the attainment of company-wide performance goals.  The Compensation Committee determined that performance goals under the 2018 bonus plan were achieved at the 83% level.

(4) Mr. Arcudi’s non-equity incentive plan compensation for 2018 was pro-rated for partial year performance. Mr. Arcudi joined Private Millendo on November 5, 2018.

(5) The Compensation Committee set performance targets for 2019 performance.  The 2019 performance targets were set as a percentage of the individual’s base salary for 2019 as follows: (1) Dr. Owens is set at 50% and (2) Dr. Mohideen, Mr. Brinza and Mr. Arcudi are set at 40%. The individuals are eligible to receive more than 100% of their target in the discretion of the Company’s board of directors. Target compensation is dependent upon the Company’s achievement of clinical development objectives and other corporate goals.

New Employment Agreements for Executive Officers

On January 15, 2019, the Compensation Committee also approved the Company’s entry into new employment agreements with all of its executive officers. The new agreements will provide that if the executive officer’s employment with the Company ends within three months prior to or within 12 months following a change in control of the Company due to his or her resignation for good reason or his or her termination by the Company other than for cause, death or disability, then such executive officer is entitled to (1) continued payment of his or her base salary then in effect for 18 months following her termination, in the case of the Chief Executive Officer, and, in the case of the other executive officers, 12 months following his or her termination, (2) payment of premiums for continued health benefits to the Chief Executive Officer and her dependents under COBRA for up to 18 months following her termination and, in the case of the other executive officers, payment of premiums for continued health benefits to the other executive officers and his or her dependents under COBRA for up to 12 months following his or her termination and (3) full vesting acceleration of all shares underlying the stock options described above and all future stock option grants.

The new agreements will also provide that if the executive officer’s employment with the Company (or any parent or subsidiary or successor of the Company) ends, absent a change of control, due to his or her resignation for good reason or his or her termination by the Company other than for cause, death or disability, then such executive officer is entitled to (1) continued payment of his or her base salary then in effect for 12 months following his or her termination and (2) payment of premiums for continued health benefits to such executive officer and his or her dependents under COBRA for 12 months following his or her termination. The new employment agreement with the Company’s Chief Executive Officer will also provide that all stock options issued to the Chief Executive Officer on and after January 15, 2019 will not accelerate in the event that her employment ends, absent a change of control, due to her resignation for good reason or her termination by the Company other than for cause, death or disability.

Words in italics are defined in the employment agreements described above.  The foregoing description of the employment agreements does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the complete text of the employment agreements, which the Company intends to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Item 8.01.  Other Events.

On January 17, 2019, the Company issued a press release announcing the grant of certain inducement grants to employees. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release issued on January 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENDO THERAPEUTICS, INC.

Date: January 22, 2019	By:	/s/ Julia C. Owens, Ph.D.
Julia C. Owens, Ph.D.
President and Chief Executive Officer